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Shareholders Approve Merger of Adatom, Inc. and HealthCore Medical
Solutions, Inc.

                  MILPITAS, Calif.--(BUSINESS WIRE)--Oct. 13, 1999--Adatom, Inc. announced today that it has closed its merger with HealthCore Medical Solutions, Inc. (Nasdaq: HMSI). The merger was approved on October 11, 1999 at a special stockholder meeting of HMSI. Adatom stockholders had previously approved the transaction. The name of HMSI is being changed to Adatom.com, Inc. The common stock of the surviving company will initially trade under the HMSI symbol; however, the symbol will likely change in the near future to reflect the new name of the surviving company.

                  The merger is an all-stock transaction. HMSI currently has no operating business and has approximately $1.5 million of cash and/or cash equivalents. Adatom stockholders received newly issued shares of HMSI equal to approximately 78.3% of the total common stock outstanding of HMSI. As such, total shares outstanding of HMSI after the merger are approximately 14,000,000. This outstanding number of shares does not include 720,000 shares of common stock owned by HMSI stockholders, which have been held in escrow for approximately two years. It is presently anticipated that these shares will be retired and canceled in the next few months upon receipt of stockholder approval. Existing Class A common stock and warrants of HMSI remain outstanding and Class B common stock of HMSI has been converted to Class A common stock. In addition, Class A common stock of HMSI has been retitled as common stock.

                  Holders of approximately 80% of the outstanding shares have agreed not to sell any shares they currently hold for periods ranging from two to six months.

                  "We are extremely pleased to have completed the merger with HMSI," said Richard Barton, President and CEO of Adatom, Inc. "Since our inception in 1996, Adatom's vision has been to effectively shift the e-commerce paradigm by providing the shortest, most convenient, cost efficient and satisfying route between a merchandise supplier and the consumer. We have achieved this by aggressively establishing relationships with more than 800 major manufacturers and suppliers. These relationships allow Adatom to source and ship directly from the manufacturers and suppliers and provide customers with the value of top quality merchandise at low prices."

                  Mr. Barton will assume the titles of Chairman, CEO and President of Adatom.com, Inc. Before founding Adatom, Mr. Barton was Chairman, CEO and President of the Canadian subsidiary and President of the U.S. Customer Operations Division of Xerox Corporation. Mr. Barton also currently serves on the board of directors of Avon Products, Inc. and the U.S. Chamber of Commerce. In addition, the Company will also nominate new members to its Board of Directors.

                  "Our e-commerce superstore, www.adatom.com, has access to over 3 million stock keeping units (SKUs), provides interactive Personal Shopping Consultants (PSC) as well as has the ability to special request items that are typically hard to find," continued Mr. Barton. "We believe these factors and others make our site unique, which will be key to further attracting


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a base of customers who will repeatedly shop at www.adatom.com for all of their
e-commerce needs."

                  Adatom plans to launch a major national advertising campaign later this month. Advertisements, highlighting the Company's product assortment and commitment to customer service, will run consistently on television as well as on the radio in targeted markets.

                  "We are further leveraging our supplier relationships and high standards of customer service as a gateway for small- and mid-sized companies to instantly establish an e-commerce presence through the Adatom Virtual E-tail Channel, or AVEC, which we intend to launch in the fourth quarter," said Mr. Barton. "AVEC should be quick and easy to implement and should simply require a few clicks to get started. Once established, companies will have created their own branded website that is complete with a workable infrastructure including brand-name product and a comprehensive fulfillment system."

                  Adatom is developing and implementing a business model that includes its own Internet superstore, www.adatom.com, back-end fulfillment for other e-commerce sites as well as website development and e-commerce infrastructure. This system seeks to reduce operating costs and pass value onto the consumer in the form of increased customer service and price savings. Adatom provides a comprehensive product mix of name brand products for the individual, the home, and the office in 29 product categories via its Internet site, www.adatom.com. Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates," and "likely" also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties and intellectual property rights. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

                  CONTACT:  Adatom.com, Inc.
                  Richard S. Barton, President & CEO

                  408/935-7979
                  or
                  The MWW Group
                  201/507-9500
                  Media Relations:

                  Matt Messinger, mmessing@mww.com
                  or
                  Investor Relations:
                  Robert Ferris, rferris@mww.com



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